EXHIBIT 99.1

LAKE MIcHIGAN FINANCIAL CORPORATION

STOCK INCENTIVE PLAN

2012 Restatement

This First Amendment to the 2012 Restatement of the Lake Michigan Financial Corporation Stock Incentive Plan (the “Plan”) is adopted by Lake Michigan Financial Corporation (the “Company”). This Amendment is adopted pursuant to Section 11 of the Plan, and with reference to the following:

A.     The Company currently maintains the Plan for its directors, corporate and subsidiary officers, and other key employees.

B.     The Company and Chemical Financial Corporation (“Chemical”), are parties to an agreement and plan of merger, dated January 5, 2015 (the “merger agreement”), pursuant to which the Company will merge with and into Chemical (the “merger”).

C.     The merger agreement provides in Article 5.7.7 that the on or before the Effective Time, the Company shall, by resolution of the Board of Directors, provide that any call right and / or put option with respect to shares acquired under the Plan shall terminate upon the Effective Time.

D.     The Company wishes to amend the Plan to limit the ability of the Compensation Committee to determine that some or all participants holding outstanding stock options will receive, as of the effective date of any such change in control of the Company, a net cash settlement with respect to such outstanding options, to provide that the participants may pay all or a portion of the exercise price for their outstanding options in shares of common stock (including common stock to be received upon a simultaneous exercise), and that tax withholding due in connection with exercise of a stock option may be satisfied by withholding common stock to be received upon exercise, if the merger is consummated.

E.     Pursuant to Section 9.4 of the Plan, the Company wishes to further amend the Plan to terminate any call right and / or put option in the Plan as of the Effective Time if the merger is consummated.

NOW, THEREFORE, the Plan is amended as follows:

1.     Section 8.2 is amended in its entirety to provide as follows:

If a Change in Control of the Corporation occurs, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options will receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Corporation, cash in an amount equal to the greater of the excess of

(a) the Market Value of the shares immediately prior to the effective date of the Change in Control of the Corporation or (b) the highest price per share actually paid in connection with any Change in Control of the Corporation over the exercise price per share of such Stock Options (a “Net Cash Settlement”).

Notwithstanding the foregoing, if the merger is consummated, then the Committee shall have no discretion to determine that some or all Participants holding outstanding Stock Options will receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such merger of the Corporation, a Net Cash Settlement.

2.    A new Section 8.3 is added to the Plan as follows:

8.3     Cashless Exercise for Stock Options. If the merger is consummated, a Participant may elect cashless exercise of the Participant’s Stock Options, unless cashless exercise would have a negative financial impact on Chemical as a result of a future change in applicable legal, tax or accounting regulations. Notwithstanding the preceding sentence, Chemical commits to making cashless exercise available in 2015. If a Participant elects cashless exercise, the exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be paid in shares of Common Stock that would otherwise be received upon exercise and any tax withholding due in connection with such exercise (at the applicable supplemental income tax withholding rate) shall be satisfied by withholding Common Stock that would otherwise be received upon exercise. Upon the cashless exercise of a Stock Option, the Common Stock that remains after withholding of shares for payment of the exercise price and applicable tax withholding shall be issued to the Participant in whole shares of Common Stock to the greatest extent possible, with fractional shares eliminated and the value of the fractional shares paid in cash.

3.     If the merger is consummated, then, effective as of the Effective Time, Section 9 of the Plan is deleted in its entirety.

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This First Amendment is executed and effective on May 21, 2015.

Company

Lake Michigan Financial Corporation

By /s/ Garth Deur
Garth Deur, C.E.O.

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LAKE MICHIGAN FINANCIAL CORPORATION

STOCK INCENTIVE PLAN OF 2012

LAKE MICHIGAN FINANCIAL CORPORATION

STOCK INCENTIVE PLAN OF 2012

SECTION 1

Establishment of Plan; Purpose of Plan

1.1     Establishment of Plan. The Corporation hereby establishes the STOCK INCENTIVE PLAN OF 2012 (the “Plan”) for its directors, corporate and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Restricted Stock and Stock Awards.

The Plan is an amendment, restatement and continuation of the Lake Michigan Financial Corporation Stock Incentive Plan of 2007 (the “2007 Plan”) and will govern awards that were granted under the 2007 Plan.

1.2     Purpose of Plan. The purpose of the Plan is to provide directors, organizers, officers and key employees of the Corporation and its Subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of directors, officers and key employees with the interests of the Corporation’s shareholders through the opportunity for increased stock ownership and to attract and retain officers and key employees of exceptional abilities. The Plan is further intended to provide flexibility to the Corporation in structuring long-term incentive compensation to best promote the foregoing objectives.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning is plainly required by the context:

2.1     “Act” means the Securities Exchange Act of 1934, as amended.

2.2     “Board” means the Board of Directors of the Corporation.

2.3     “Cause,” when used in connection with termination of employment or officer status, will have the meaning given to such term in any employment or other similar agreement between the Corporation and the applicable Participant. In the absence of any agreement between the Corporation and a Participant that provides any definition of “cause,” the term “Cause” for purposes of the Plan will mean a Participant’s neglect, continued failure or inability to perform, or poor performance of, duties, consistent failure to attain assigned objectives, misappropriation of Corporation property, intentional damage to Corporation property, activities in aid of a competitor, insubordination, dishonesty, conviction of a crime involving moral turpitude or performance of any act (including any dishonest or fraudulent act) detrimental to the interests of the Corporation. A decision by the Corporation that Cause exists shall be final and conclusive and the Participant shall have no right to contest such a decision.

2.4     “Change in Control” is as defined in Treasury Regulation §1.409A-3(i)(5), which is incorporated herein by reference.

2.5     “Code” means the Internal Revenue Code of 1986, as amended.

2.6     “Committee” means the Compensation Committee of the Board or such other committee as the Board will designate to administer the Plan.

2.7     “Common Stock” means the common stock of the Corporation.

2.8     “Corporation” means the Lake Michigan Financial Corporation and its successors and assigns.

2.9     “Continuing Directors” mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Corporation’s shareholders was approved by a vote of two-thirds of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.10    “Disability” means the Participant’s inability to perform his or her normal employment duties for a period of not less than 180 days by reason of a physical or mental injury, illness, or incapacity, as mutually acknowledged by the Corporation and Participant or as certified by a physician selected or approved by the Corporation.

2.11    “Employee Benefit Plan” means any plan or program established by the Corporation or a Subsidiary for the compensation or benefit of employees of the Corporation or any of its Subsidiaries.

2.12    “Excluded Holder” means the Corporation, a Subsidiary or any Employee Benefit Plan or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

2.13    “Incentive Award” means the award or grant of a Stock Option, Restricted Stock or Stock Award to a Participant pursuant to the Plan.

2.14    “Market Value” of Common Stock will be the value reasonably determined by the Committee in a manner consistent with the valuation principles of Section 409A of the Code no more than 12 months prior to the grant of the Incentive Award to which it relates, taking into account all available information material to the value of the Corporation, including but not limited to the following factors, as applicable: the value of tangible and intangible assets of the Corporation; the present value of anticipated future cash-flows of the Corporation; the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Corporation, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction); recent arm’s length transactions involving the sale or transfer of such stock or equity interests; control premiums or discounts for lack of marketability; whether the valuation method is used consistently for other purposes that have a material economic effect on the Corporation, and all other relevant information, such as information available after the date of the initial calculation that may materially affect the value of the Corporation.

2.15    “Mature Shares” means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

2.16    “Participant” means a corporate officer, director or any employee of the Corporation or its Subsidiaries who the Committee determines is eligible to participate in the Plan and who is designated to be granted an Incentive Award under the Plan.

2.17    “Permitted Successor” means a corporation which, immediately following the consummation of a transaction that constitutes a Change in Control, satisfies each of the following criteria: (a) 60% or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Corporation’s outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (for these purposes the term Excluded Holder will include the corporation, any subsidiary of the corporation and any employee benefit plan of the corporation or any such subsidiary or any trust holding common stock or other securities of the corporation pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors is comprised of Continuing Directors.

2.18    “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.19    “Restricted Period” means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.20    “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

2.21    “Retirement” means the voluntary termination of all employment by a Participant, or the voluntary termination of a Participant as a director of the Corporation (as applicable), after the Participant has attained 65 years of age, or such other age as will be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.22    “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

2.23    “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.24    “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Corporation or by one or more Subsidiaries of the Corporation. As of the Effective Date, the Subsidiaries are The Bank of Holland and The Bank of Northern Michigan.

SECTION 3

Administration

3.1     Power and Authority. The Committee will administer the Plan, will have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and will have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan will be final and conclusive. The Committee will hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken will be fully as effective as if it had been taken at a meeting duly called and held. The Committee will make such rules and regulations for the conduct of its business as it considers advisable.

3.2     Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee will have authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who will be selected as Participants; (b) the nature and the extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

3.3     Amendments or Modifications of Awards. The Committee will have authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided that such actions do not cause an Incentive Award not otherwise subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.2 will be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of the new grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards will be considered to be a new grant for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of the new grant.

3.4     Indemnification of Committee Members. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Corporation from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan. Each such person will be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1     Number of Shares. A total of 360,000 shares of Common Stock are authorized to be issued pursuant to the Plan as of the Effective Date (For the sake of clarity, this number includes approximately 110,000 shares which remain available for awards under the Plan as of the Effective Date, and approximately 172,000 shares subject to incentive awards granted under the Plan which remain outstanding as of the Amendment Date and which may become available for incentive awards under the Plan as provided in Section 4.2 of the Plan. This number does not include shares derived from previously issued incentive awards under the Plan that remain subject only to the redemption provisions of Section 9 of the Plan.). Such shares will be authorized and may be either unissued or treasury shares.

4.2     Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Corporation, the number and kind of securities subject to and reserved under the Plan, together with applicable exercise prices, will be appropriately adjusted. No fractional shares will be issued pursuant to the Plan and any fractional shares resulting from adjustments will be eliminated from the respective Incentive Awards, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is canceled, surrendered, modified, exchanged for a substitute Incentive Award or expires or terminates during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not delivered under such Incentive Award will be available for other Incentive Awards. If shares of Common Stock are surrendered to the Corporation in connection with the exercise or vesting of an Incentive Award, the surrendered shares will be available for other Incentive Awards under the Plan.

SECTION 5

Stock Options

5.1     Grant. A Participant may be granted one or more Stock Options under the Plan. The Committee, in its discretion, may provide in the initial grant of a Stock Option for the subsequent automatic grant of additional Stock Options for the number of shares, if any, that are subject to the initial Stock Option and surrendered to the Corporation in connection with the exercise of the initial or any subsequently granted Stock Option. Stock Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. The Committee will have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code, except any Stock Options granted to non-employee directors of the Corporation will not qualify as incentive stock options.

5.2     Stock Option Agreements. Stock Options will be evidenced by stock option agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee will from time to time determine. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 will govern.

5.3     Stock Option Price. The per share Stock Option price will be determined by the Committee provided that the per share Stock Option price shall be equal to or greater than 100% of the Market Value on the date of grant.

5.4     Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan will be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that any such amendment would not cause a Stock Option to become subject to Section 409A of the Code. The Committee may from time to time authorize payment of all or a portion of the exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

5.5     Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Corporation or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock and the exercise of the Stock Option after the expiration of 5 years from the date of grant of the Stock Option is prohibited by its terms.

5.6     Limits on Exercisability. Stock Options will be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Corporation that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Corporation and its Subsidiaries for a certain length of time as a condition to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.7     Restrictions on Transferability.

(a)     General. Unless the Committee otherwise consents (before or after the option grant) or unless the stock option agreement or grant provides otherwise, no Stock Option granted under the Plan may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution.

(b)     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

5.8     Termination of Employment or Director or Officer Status.

(a)     General. If a Participant ceases to be employed by or an officer of the Corporation or one of its Subsidiaries for any reason or if a director ceases to serve as a director of the Corporation or one of its Subsidiaries for any reason, other than the Participant’s or director’s death, disability, Retirement, planned retirement or termination for Cause, the Participant may exercise his or her Stock Options only for a period of 3 months after such termination of employment or director or officer status, but only to the extent vested on the date of termination, unless the terms of the stock option agreement or grant provide otherwise. For purposes of the Plan, the following will not be considered a termination of employment or director or officer status: (i) a transfer of an employee between the Corporation and any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Corporation, for military service or for any other purpose approved by the Corporation if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Corporation, provided that the employee’s right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as a director or officer.

(b)     Death. If a Participant dies either while an employee or officer of the Corporation or one of its Subsidiaries or after the termination of employment other than for Cause but during the time when the Participant could have exercised a Stock Option under the Plan, or if a director dies while serving as a director of the Corporation or one of its Subsidiaries or after ceasing to be a director but during the time the director or former director could have exercised a Stock Option under the Plan, the Stock Option issued to such Participant, director or former director will be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for 1 year after the Participant’s death, but only to the extent vested on the date of death or termination of employment or status as a director or officer, whichever first occurred, unless the terms of the stock option agreement or grant provide otherwise.

(c)     Disability. If a Participant ceases to be an employee or officer of the Corporation or one of its Subsidiaries, or a director ceases to be a director of the Corporation or one of its Subsidiaries, due to the Participant’s Disability, the Participant may exercise a Stock Option for a period of 1 year following such termination of employment or director or officer status, but only to the extent vested on the date of such event, unless the terms of the stock option agreement or grant provide otherwise.

(d)     Participant Retirement. Upon a Participant’s Retirement as an employee, director or officer of the Corporation or one of its Subsidiaries, any Stock Options granted under the Plan that are vested on the date of the Participant’s Retirement may be exercised during the remaining term of that Stock Option, unless the terms of the stock option agreement or grant provide otherwise. If a Participant retires, whether before or after age 65, as part of a plan reviewed and approved by the Corporation’s management and the Committee, then any Stock Options issued to such Participant will continue to vest after the Participant’s retirement date according to the original terms of the stock option agreement or grant and may be exercised during the remaining term of that Stock Option, unless the terms of the stock option agreement or grant provide otherwise.

(e)     Termination for Cause. If a Participant is terminated for Cause, the Participant will have no further right to exercise any Stock Option previously granted.

SECTION 6

Restricted Stock

6.1     Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock will be subject to such terms and conditions, consistent with the other provisions of the Plan, as will be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it considers appropriate.

6.2     Termination of Employment or Officer Status.

(a)     General. In the event of termination of employment or officer status during the Restricted Period for any reason other than death, Disability, Retirement, termination by the Corporation other than for Cause or termination for Cause, then any shares of Restricted Stock still subject to restrictions at the date of such termination will automatically be forfeited and returned to the Corporation, unless the Committee determines otherwise, waives the automatic forfeiture or waives or modifies the restrictions. For purposes of the Plan, the following will not be considered a termination of employment or officer status: (i)

a transfer of an employee between the Corporation and any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Corporation, for military service or for any other purpose approved by the Corporation if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Corporation, provided that the employee’s right to reemployment is guaranteed either by statute or contract; and (iv) a termination of employment with continued service as a director or officer.

(b)     Termination by Corporation other than for Cause. In the event of a voluntary or involuntary termination of the employment or officer status of a Participant by the Corporation other than for Cause, the restrictions applicable to the shares of Restricted Stock will terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the maximum number of full months of the Restricted Period. All remaining shares will be forfeited and returned to the Corporation; provided, that the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares of Restricted Stock and/or may modify the restrictions to such shares of Restricted Stock as it considers appropriate with the consent of the Participant.

(c)     Death, Retirement or Disability. Unless the terms of the restricted stock agreement or grant provide otherwise, in the event a Participant terminates his employment with the Corporation because of death, Disability or Retirement during the Restricted Period, the restrictions applicable to the shares of Restricted Stock will terminate automatically with respect to all shares of Restricted Stock.

(d)     Termination for Cause. If a Participant’s employment is terminated for Cause, the Participant will have no further right to receive any Restricted Stock and all Restricted Stock still subject to restrictions at the date of such termination will automatically be forfeited and returned to the Corporation, unless the Committee and the Board determine otherwise.

6.3     Restrictions on Transferability.

(a)     General. Unless the Committee otherwise consents or unless the terms of the restricted stock agreement or grant provide otherwise: (i) shares of Restricted Stock will not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; (ii) all rights with respect to Restricted Stock granted to a Participant under the Plan will be exercisable during the Participant’s lifetime only by such Participant, his guardian or legal representative; and (iii) the Corporation may issue restricted stock with or without stock certificates, but if stock certificates are issued then all stock certificates representing vested and unvested shares of Restricted Stock will be held by the Corporation.

(b)     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

6.4     Delivery of Share Certificates. A Participant may request share certificates for his or her vested shares of Restricted Stock by providing written notice to the Corporation’s Chief Financial Officer or his or her designee. A Participant’s written notice must provide the number of shares a Participant intends to have certificated. Upon receiving a Participant’s written notice, the Corporation will deliver the share certificates, titled as indicated in the election form, to the Participant within twenty days.

6.5     Legending of Restricted Stock. Any certificates evidencing unvested shares of Restricted Stock awarded pursuant to the Plan will bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Lake Michigan Financial Corporation Stock Incentive Plan of 2012 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Corporation.

6.6     Representations and Warranties. A Participant who is awarded Restricted Stock will represent and warrant that the Participant is acquiring the Restricted Stock for the Participant’s own account and investment and without any intention to resell or distribute the Restricted Stock. The Participant will agree not to resell or distribute such Restricted Stock after the Restricted Period except upon such conditions as the Corporation may reasonably specify to ensure compliance with federal and state securities laws.

6.7     Rights as a Shareholder. A Participant will have all voting, dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock will be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 6.2 and 6.3 of the Plan. Unless the Committee otherwise determines or unless the terms of the restricted stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock will be subject to the same restrictions as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock shall be made no later than the end of the calendar year in which the dividends are paid to shareholders, or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

SECTION 7

Stock Awards

7.1     Grant. A Participant may be granted one or more Stock Award under the Plan. Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, Stock Awards shall be settled no later than the 15th day of the third month after the awards vest.

7.2     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to Stock Awards under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

7.3     Representations and Warranties. A Participant who is awarded a Stock Award will represent and warrant that the Participant is acquiring the stock for the Participant’s own account and investment and without any intention to resell or redistribute the stock. The Participant will agree not to resell or distribute such stock except upon such conditions as the Corporation may reasonably specify to ensure compliance with federal and state securities laws.

7.4     Rights as a Shareholder. A Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Unless the Committee otherwise determines or unless the terms of the grant provide otherwise, any noncash dividends or distributions paid with respect to shares subject to a Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. Any dividend payment with respect to a Stock Award shall be made no later than the end of the calendar year in which the dividends are paid to shareholders, or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

SECTION 8

Change in Control

8.1     Acceleration of Vesting. If a Change in Control of the Corporation occurs, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options will become immediately exercisable in full and will remain exercisable during the remaining term thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Corporation or any Subsidiary; and (b) all other outstanding Incentive Awards will become immediately fully vested and nonforfeitable.

8.2     Cash Payment for Stock Options. If a Change in Control of the Corporation occurs, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options will receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Corporation, cash in an amount equal to the greater of the excess of (a) the Market Value of the shares immediately prior to the effective date of the Change in Control of the Corporation or (b) the highest price per share actually paid in connection with any Change in Control of the Corporation over the exercise price per share of such Stock Options.

SECTION 9

Redemption of Common Stock

9.1     Redemption Event.

(a)     Except as provided in Sections 9.1(b) and 9.2 below, if a Participant ceases to be an Employee for any reason (including death, Disability, Retirement and termination with or without Cause), the Corporation shall immediately have an option to buy, and the Participant or the Participant’s administrator, executor or guardian shall have an option to require the Corporation to purchase, all Common Stock acquired by the Participant under the Plan and not then forfeited pursuant to the Plan at a price equal to the Market Value. Either party may exercise its option by providing written notice to the other party. These options shall terminate one year after they first become excercisable.

(b)     In its sole discretion, the Corporation may limit its option to purchase Participant’s Common Stock acquired by the Participant under the Plan to only Mature Shares owned by a Participant. If the Corporation exercises its right to purchase only Mature Shares it will retain its option to purchase all of Participant’s Common Stock acquired by the Participant under the Plan after such shares become Mature Shares.

(c)     Upon exercise of an option under this section, the Corporation shall notify Participant of the date of the closing of the purchase, which may be up to one year after the date of exercise of the option. The Corporation shall determine the Market Value as of a date after the exercise of the option and before the closing in the manner provided in this Plan. At the closing, the Participant shall deliver to the Corporation the certificates representing the shares to be purchased and the Corporation shall pay for the shares as provided in this Section 9.

9.2     Suspension of Corporation’s Redemption Obligation.

(a)     Upon a Participant’s death, Disability or Retirement, a Participant’s right to require the Corporation to purchase shares the Participant acquired pursuant to the Plan, as provided in Section 9.1, will only apply to shares that the Participant has held for at least six months. For shares the Participant has held for less than six months, the Participant’s right to require the Corporation to purchase all the Participant’s remaining shares will not arise until the date that the Participant has held all of the remaining shares for six months, at which time the buy/sell provisions of Section 9.1 shall apply.

(b)     If a Participant’s employment is terminated, other than by death, Disability or Retirement, the Participant’s (or the Participant’s administrator, executor or guardian) right to require the Corporation to purchase shares the Participant acquired pursuant to the Plan, as provided in Section 9.1, will only apply to shares that the Participant has held for at least three years, as determined from the date of termination. For shares the Participant has held for less than three years, as determined from the date of termination, the Participant’s right to require the Corporation to purchase all the Participant’s remaining shares will not arise until the date that the Participant has held all of the remaining shares for three years, at which time the buy/sell provisions of Section 9.1 shall apply.

(c)     Notwithstanding Sections 9.1, 9.2(a) or 9.2(b), the Corporation may suspend any obligation to redeem the Participant’s shares until the Corporation determines that the redemption will not unduly impair the capital of the Corporation. The determination of whether the redemption will unduly impair the capital of the Corporation will be made by the Committee in its sole discretion.

9.3     Payment for the Shares. Shares purchased pursuant to the provisions of the Plan will be paid for in full upon the closing date or, at the election of the Committee, in its sole discretion, the purchase price may be paid for in installments and shall be evidenced by a promissory note dated the date of the closing of the purchase. If the Corporation elects to pay the purchase price hereunder in installments, the Corporation shall be obligated to make payments in five equal annual installments with the first installment to be due and payable at the closing. Each installment payment hereunder shall provide for interest on the principal amount accrued from the date of the closing to the date of payment at a rate equal to the then current prime interest rate as determined by the Corporation’s largest subsidiary bank, compounded annually. The Corporation shall, in all events, have the right to prepay the entire principal balance of any note delivered under this Section 9.3 at any time or from time to time without a premium or a penalty.

9.4     Termination of Redemption Right. The Corporation’s obligation to redeem Common Stock will terminate upon the formation of an “established public trading market” for Common Stock (i.e. trading on NASDAQ or listing on any national securities exchange). The existence of limited or sporadic quotations shall not of itself be deemed to constitute an “established public trading market.” The determination of whether a formation of an “established public trading market” has occurred will be made by the Committee in its sole discretion.

SECTION 10

General Provisions

10.1     No Rights to Awards. No Participant or other person will have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or even the same Participant.

10.2     Withholding. The Corporation or a Subsidiary will be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Corporation or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Corporation before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting or by delivery to the Corporation of previously owned Common Stock. The Corporation may establish such rules and procedures concerning timing of any withholding election as it considers appropriate.

10.3     Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) will be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee will determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award will not lapse, unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee.

10.4     No Limit on Other Compensation Arrangements. Nothing contained in the Plan will prevent the Corporation or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

10.5     No Right to Employment. The grant of an Incentive Award will not be construed as giving a Participant the right to be retained in the employ of the Corporation or any Subsidiary. The Corporation or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

10.6     Suspension of Rights under Incentive Awards. The Corporation, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 30 days while the termination for Cause of that Participant’s employment with the Corporation and its Subsidiaries is under consideration.

10.7     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Michigan and applicable federal law.

10.8     Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 11

Termination and Amendment

The Board may terminate the Plan at any time, or may from time to time amend the Plan as it considers proper and in the best interests of the Corporation, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment or modification of the Plan will become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

SECTION 12

Effective Date and Duration of the Plan

This Plan will take effect, as a new plan and as an amendment and restatement of the 2007 Plan, on July 26, 2012 (the “Effective Date”). Unless earlier terminated by the Board of Directors, the Plan will terminate on the date 10 years after that date. No Incentive Award will be granted under the Plan after such termination date.

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